Exhibit 10.1

SEPARATION AGREEMENT AND RELEASE

This Separation Agreement and General Release (“Agreement”) is a confidential agreement made between Sune Mathiesen (“Executive”), on the one hand, and LiqTech International A/S (the “Company”), on the other hand.

RECITALS

WHEREAS, Executive has served as the Chief Executive Officer of LiqTech Holding A/S from approximately July 30, 2014 through the Separation Date, as defined herein;

WHEREAS, Executive and the Company (collectively, the “Parties”) entered into a Director Contract effective October 15, 2018 (“Director Contract”);

WHEREAS, the Company and Executive mutually agree to terminate Executive’s employment upon the following terms and pursuant to the Parties’ Director Contract;

WHEREAS, the Company and the Executive desire to fully and finally settle and release any and all actual or potential claims, known or unknown, that Executive may have against the Company arising out of Executive’s employment with the Company or termination thereof;

NOW, THEREFORE, in consideration of the promises and the performance of the covenants and agreements hereinafter contained, and for other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the Parties to this Agreement hereby represent, warrant, consent, and agree as follows.

AGREEMENT

NOW, THEREFORE, the parties hereby agree as follows:

1.    Separation Date. Executive’s employment with the Company terminated effective May12, 2022 (the “Separation Date”). As of that date, Executive is no longer employed by the Company, and Executive will no longer be required to fulfill any of the duties and responsibilities associated with his position. As of the Separation Date, Executive resigns from all officer and director positions with LiqTech International A/S, LiqTech International Inc, and all subsidiaries, affiliates and joint ventures. Executive acknowledges and represents that he has already received everything (including, without limitation, all compensation, benefits and any other payment or form of remuneration of any kind) to which he was entitled by virtue of his employment relationship with the Company through the Separation Date.

2.    Effective Date. This Agreement shall become effective on the date that both the Company and Executive sign this Agreement (the “Effective Date”).

3.    Separation Payment. For a period of 12 months commencing on the Effective Date and ending 12 calendar months later (“Restricted Period”), Executive shall cooperate with all reasonable requests for information by the Company or its affiliates by telephone. Executive shall perform no services for the Company, has no authority to act on behalf of the Company, and shall not hold himself out as a representative of the Company in any manner during the Restricted Period. Provided that Executive executes this Agreement on or before May 12, 2022 and complies with its terms and conditions, the Company shall pay to Executive the gross amount of DKK 1,605,000, less applicable deductions required by law, which amount is equivalent to the sum of (i) DKK 1,350,000, which equals six (6) months of Executive’s gross salary; (ii) DKK 120,000, which equals a six (6) month car allowance; and (iii) DKK 135,000, which equals six (6) months of pension contributions (collectively, the “Severance Amount”). The Severance Amount will be paid to the Executive within five (5) business days of the Effective Date. Withholdings and other required deductions shall be made from the Severance Amount. See Appendix A re calculation of the net Severance Amount after required deductions. Executive acknowledges that Executive is not otherwise entitled to receive this Severance Amount from the Company, which constitutes valid consideration in exchange for Executive’s release of all claims and the other obligations set forth in this Agreement. Executive acknowledges that the Severance Amount is in full settlement of any and all of claims, including but not limited to all claims for damages or compensation owed for work performed.

4.    Restricted Stock Units. Executive agrees to the cancelation of all of Executive’s 144,000 unvested restricted stock units and the return and cancelation of 39,133 vested restricted stock units, and Executive shall have no further rights to any restricted stock units under any prior agreement. Provided that Executive executes this Agreement on or before May 12, 2022 and complies with its terms and conditions, the Company shall grant to Executive 80,000 new restricted stock units which shall vest at 31 December 2022 and shall be subject to Section 11(c). The Company undertakes not to disclose any details regarding this clause 4 to the tax authorities of any country until Executive has had the opportunity to conduct a thorough legal investigation of his tax position.

5.    Release of Claims.

A.    Release of the Company. In consideration of this Agreement, including without limitation the Severance Amount, Executive on behalf of Executive and Executive’s representatives, heirs, successors, and assigns, does hereby unconditionally and completely release and forever discharge the Company, and any of its past, present and/or future, direct and/or indirect, officers, directors, members, managers, employees, agents, representatives, attorneys, insurers, partners, investors, shareholders, administrators, parent companies, subsidiaries, affiliates, divisions, predecessors, successors, assigns, and joint venturers, specifically including but not limited to LiqTech International, Inc., LiqTech Holding A/S, LiqTech Water A/S, LiqTech Ceramics A/S, and LiqTech Plastics A/S, and each of their current and former shareholders, officers, directors, partners, managers, members, agents, consultants, employees, insurers, attorneys, successors, and assigns (the "Released Parties") from and covenants not to sue upon, any and all claims, rights, demands, actions, obligations, liabilities, and causes of action of every kind and character, known or unknown, mature or un-matured, which Executive may now have, or has ever had against the Released Parties from any act or omission, or condition occurring on or prior to the date of Executive’s execution of this Agreement, whether based on tort, contract (express or implied), or any applicable law, statute, or regulation (collectively, the "Released Claims"). Released Claims specifically include but are not limited to, to the maximum extent permitted by law, (i) any claims in connection with, relating to, or arising out of Executive’s employment with the Company, the terms and conditions of such employment, and/or the termination, resignation, separation or end of such employment; (ii) any claims for compensation, salary, bonuses or similar benefits, severance pay, or vacation pay; (iii) any claims under any applicable law, regulation, or ordinance, including those prohibiting employment discrimination, harassment or retaliation; (iv) any claims in connection with, arising under or relating to any alleged written, oral or implied Director Contract; (v) any claims under common or civil law including, without limitation, any claims for tort, breach of contract (express or implied, written or oral), quasi contract, detrimental reliance, any doctrine of good faith and fair dealing, negligent or intentional infliction of emotional distress, violation of public policy, or wrongful or constructive discharge or termination; and (vi) any claims for compensatory damages, punitive damages, liquidated damages, emotional distress, or attorneys’ fees, costs, disbursements and the like. Executive intends this release to be a general release of any and all claims to the fullest extent permissible by law. Nothing herein releases any claims arising out of or relating to enforcing the terms of this Agreement, any claims that arise after execution of this Agreement, or any claims that, as a matter of law, cannot be released by private agreement. Executive understands that this paragraph does not prevent Executive from filing a charge with, communicating with, or participating in an investigation by a governmental administrative agency; provided, however, that Executive hereby waives any right to receive any monetary award resulting from such a charge or investigation.

B.    Release of Executive. In consideration of this Agreement, the Company expressly waives and releases any and all claims against the Executive that may be waived and released by law with the exception of any claims or liability arising out of or attributable to (i) events, acts, or omissions taking place after the Effective Date; (ii) the Executive’s breach of any terms and conditions of this Agreement; and (ii) the Executive’s criminal activities or intentional misconduct occurring during the Executive’s employment with the Company.

6.    Covenant Not to Sue. To the fullest extent permitted by law, at no time after the Effective Date will the Parties pursue, or cause or knowingly permit the prosecution, in any state, federal or foreign court, or before any local, state, federal or foreign administrative agency, or any other tribunal, of any charge, claim or action of any kind, nature and character whatsoever, known or unknown, which the Parties may now have, have ever had, or may in the future have against the each other, which is based in whole or in part on any matter released by this Agreement. If approached by anyone for counsel or assistance in the presentation or prosecution of any disputes, differences, grievances, claims, charges, or complaints against the Parties, the Parties shall do no more than state that the Parties cannot provide assistance. To the extent the Parties have asserted any claims which are pending, the Parties shall dismiss with prejudice any such claims within three (3) business days of the Effective Date.

Nothing in this paragraph shall prohibit or impair Executive or the Company from complying with all applicable laws, nor shall this Agreement be construed to obligate either party to commit (or aid or abet in the commission of) any unlawful act.

7.    Knowing Release. Executive acknowledges that Executive fully understands the terms and provisions of this Agreement and voluntarily accepts the terms and provisions set forth in this Agreement. Executive declares that prior to the execution of this Agreement, Executive apprised himself of sufficient relevant information and had a sufficient opportunity to consult with Executive’s attorney in order that Executive might intelligently exercise his own judgment in deciding whether to execute this Agreement. Upon consideration, Executive acknowledges that the waivers and releases herein are knowing and voluntary.

8.    Advice of Independent Legal Counsel. Executive acknowledges that Executive has been advised by the Company that Executive has the right to consult with an attorney regarding this Agreement prior to executing it and that Executive was provided with a reasonable time period in which to do so. Executive agrees that if Executive has executed this Agreement prior to the expiration of the reasonable time period, Executive did so knowingly and voluntarily, and Executive was not induced by the Company through fraud, misrepresentation, or a threat to withdraw or alter the offer prior to the expiration of the reasonable time period, or by providing different terms to Executive prior to the expiration of such time period.

9.    No Wages Owed. Executive acknowledges that the Company paid Executive’s final salary (including, without limitation, any accrued but unused vacation or paid time off, bonus, and other incentive compensation, if any) on the Separation Date (“Final Paycheck”). Executive further acknowledges and agrees that the Final Paycheck will be subject to applicable tax withholding and/or other deductions required by law. Executive understands that Executive is entitled to the Final Paycheck even if Executive does not sign this Agreement. As a result of receiving the Final Paycheck, Executive acknowledges previous receipt of all wages concededly due. By signing this Agreement, Executive hereby represents, warrants, acknowledges and agrees that Executive has received all salary, wages, overtime, accrued vacation or paid time off, bonuses, commissions, expense reimbursements, or other such sums due, if any (other than amounts to be paid pursuant to this Agreement).

10.    Representations & Warranties. Executive acknowledges that the Company relies on the following representations and warranties made by Executive to enter into this Agreement: (a) Executive has not filed any administrative or judicial complaints, claims, or actions against the Company or any of the other Released Parties that Executive is releasing in this Agreement; (b) Executive has reported to the Company any and all work-related injuries or occupational illnesses incurred by Executive during Executive’s employment with the Company; (c) Executive is not aware of any conduct by any person that constitutes a violation of Company policy or the Company’s legal or regulatory obligations, or any other suspected ethical or compliance issues on the part of the Company or any of the other Released Parties that Executive has not brought to the attention of the Company; and (d) Executive has not raised and is not aware of any claim of discrimination, harassment, retaliation, or abuse against the Company.

11.    Confidentiality of Agreement.

A.    In consideration of the obligations under this Agreement, Executive acknowledges that this Agreement and the terms and conditions hereof are strictly, and shall forever remain, confidential, and that Executive (or his spouse, heirs, agents, executors, administrators, attorneys, legal representatives, and assigns) shall not disclose or disseminate any information concerning any such terms to any third person(s), including, but not limited to, representatives of the media or other present or former employees of the Company, unless expressly so permitted by an authorized representative of the Company, except that Executive may disclose the terms of this Agreement to his attorney, accountant, tax advisor, other similar professional or appropriate governmental tax agencies (“Third Parties”). All Third Parties to whom such disclosure is made shall agree in advance to be bound by the terms of this Section 11. In the event the Parties are asked about the claims that are released pursuant to this Agreement by any other person or entity, the Parties may only state, “Executive has left the Company after several years as CEO. The Parties reached an amicable agreement. Further, Executive acknowledges and agrees that LiqTech International, Inc., LiqTech Holding A/S, LiqTech Water A/S, LiqTech Ceramics A/S, and/or LiqTech Plastics A/S, may disclose the existence of this Agreement and its contents as may be required by and/or in accordance with applicable laws, rules and regulations.

B.    If Executive is required to disclose this Agreement, its terms, or underlying facts, pursuant to court order and/or subpoena, Executive shall so notify the Company in writing via e-mail to the attention of Simon Stadil, Chief Financial Officer, within five business (5) days (or prior to and in advance of the disclosure if disclosure is requested sooner than five (5) business days) of his receipt of such court order or subpoena, and shall simultaneously provide the Company with a copy of such court order or subpoena. Executive waives any objection to the Company’s request that the document production or testimony be done in camera and under seal.

C.    Executive acknowledges that the terms of this Section 11 are a material inducement for the Company’s execution of this Agreement. Any disclosure or dissemination, other than as described above in Subsections 11(A) and/or (B), will be regarded as a breach of this Agreement, which leads to a consultation process, cf. clause 21. If the Company chooses to terminate the Agreement due to Executive’s breach of this Agreement, the Company can claim damages. The Parties acknowledge that a violation of Subsection 11(A) and/or (B) would cause the Company immeasurable and irreparable damage. Accordingly, the Company shall be entitled to request for injunctive relief for any actual or threatened violation of Subsection 11(A) and/or (B), in addition to any other available remedies. Further, if Executive breaches this Section 11, Executive shall be liable to pay an agreed penalty equivalent to 1 month’s gross remuneration (i.e., DKK 225,000) and all unvested RSUs will be forfeited and terminated. Payment by Executive of an agreed penalty will not cause the confidentiality clause to terminate.

12.    Confidentiality of Proprietary Information and Trade Secrets. Executive acknowledges and agrees that pursuant to the Director Contract, Section 9 (Confidentiality), Executive has a continuing obligation to keep confidential and not to disclose or use, either directly or indirectly, for Executive or any other person or entity, any proprietary information of the Company he discovered and learned in connection with his employment as Director. Executive acknowledges that all trade secrets and confidential information of the Company are and remain the exclusive property of the Company. However, nothing in this Agreement is intended to interfere with or discourage Executive’s good faith disclosure of a trade secret or other confidential information to any governmental entity related to a suspected violation of law. Executive is aware of his duties under section 3 of the Danish Marketing Practices Act on good marketing practices, according to which the Executive may not use his knowledge of customers and specific business methods in any new employment, as well as section 4 of the Danish Trade Secrets Act on prohibition against disclosure and use of trade secrets.

13.    Non-Disparagement. The Parties agree that they will not make or cause to be made any statements that disparage, are inimical to, or damage the reputation of the other Party or any of the Released Parties. For the purposes of this Section, “disparage” shall mean any negative statement, whether written or oral, concerning the Parties, or any of the Released Parties.

14.    Non-Compete and Non-Solicit. First, as a material inducement to the Company to enter into this Agreement, Executive agrees that, during the Restricted Period in the Restricted Area, Executive shall not, directly or indirectly, engage in, assist in, or carry on in any Restricted Business; provided, however, that Executive may at any time own securities of any competitor corporation whose securities are publicly traded on a recognized exchange so long as the aggregate holdings of Executive in any one such corporation shall constitute not more than 5% of the voting stock of such corporation. Second, as a material inducement to the Company to enter into this Agreement, Executive shall not directly or indirectly, solicit or attempt to induce any employee of the Company or independent contractor engaged and/or utilized by the Company in any capacity to terminate his/her employment with, or engagement by, the Company. Third, as a material inducement to the Company to enter into this Agreement, Executive shall not directly or indirectly, solicit or attempt to induce any customer or prospective customer of the Company to terminate or reduce the amount of business it does with the Company. For the purposes of this Section 14, Restricted Business shall mean any business that is engaged in or planned by LiqTech International, Inc., LiqTech Holding A/S, LiqTech Water A/S, LiqTech Ceramics A/S, and/or LiqTech Plastics A/S in the 12 months prior to the Effective Date. For the purposes of this Section 14, Restricted Area shall mean any location in the world where LiqTech International, Inc., LiqTech Holding A/S, LiqTech Water A/S, LiqTech Ceramics A/S, and/or LiqTech Plastics A/S conducted business or planned to conduct business in the 12 months prior to the Effective Date.

15.    Return of Company Property. Executive shall return all property of the Company to the Company within 5 business days after the Effective Date. Such property includes, but is not limited to, those properties provided to Executive pursuant to Sections 4 and 8 of the Director Contract, including any materials relating to the provision of a broadband connection, mobile phone, laptop, and Company car, and any other Company property such as electronics, passwords, business documents, confidential information, electronic media, credit cards, keys, security badges, printouts, personnel records, and any other document or electronic media relating to the Company, and all copies of same.

16.    Protected Rights. Nothing in this Agreement including but not limited to the acknowledgments, release of claims, confidentiality, trade secrets, and non-disparagement provisions, waives Executive’s right to testify in an administrative, legislative, or judicial proceeding concerning alleged criminal conduct or alleged harassment (including sexual harassment), discrimination, and retaliation on the part of the Company, when Executive has been required or requested to attend such a proceeding pursuant to a court order, subpoena, or written request from an administrative agency or the legislature, prevents Executive from communicating with, filing a charge or complaint with or from participating in an investigation or proceeding conducted by the Equal Employment Opportunity Commission, National Labor Relations Board, the Securities and Exchange Commission, or any other any governmental agency charged with the enforcement of any laws, including providing documents or any other information, limits Executive from exercising rights under Section 7 of the National Labor Relations Act to engage in protected, concerted activity with other employees, or discussing or disclosing information about unlawful acts in the workplace, such as harassment or discrimination or any other conduct that Executive has reason to believe is unlawful, although by signing this Agreement, Executive is waiving rights to individual relief (including backpay, frontpay, reinstatement or other legal or equitable relief) in any charge, complaint, or lawsuit or other proceeding brought by Executive or on Executive’s behalf by any Third Party, except for any right Executive may have to receive a payment or award from a government agency (and not the Company) for information provided to the government agency or otherwise where prohibited. In making any such disclosures or communications, Executive agrees to take all reasonable precautions to prevent any unauthorized use or disclosure of any information that may constitute the Company’s trade secret or confidential information to any parties other than the relevant government agencies.

17.    Successors and Assigns. This Agreement is personal in its nature and the Executive shall not assign or transfer Executive’s rights under this Agreement. The provisions of this Agreement shall inure to the benefit of, and shall be binding on, each successor and beneficiary of the Company, and the heirs and legal representatives of Executive.

18.    Governing Documents. This Agreement constitutes the entire agreement and understanding of the Company and Executive with respect to the terms and conditions of Executive's separation from the Company and the payment of severance benefits, and supersedes all prior and contemporaneous written or verbal agreements and understandings between Executive and the Company relating to its subject matter, except that Executive agrees to continue to be bound by Section 9 (Confidentiality) of the Director Contract. This Agreement may only be amended by written instrument signed by Executive and the Chief Executive Officer of the Company. Except as expressly provided herein, any and all prior agreements, understandings or representations relating to the Executive's employment with the Company are terminated and cancelled in their entirety and are of no further force or effect. This Agreement in all respects has been voluntarily and knowingly executed by the parties hereto, and Executive is voluntarily entering into this Agreement.

19.    Governing Law; Severability. Except with respect to any matters relating to the RSUs, which shall be governed by the laws of the State of Nevada, USA, the provisions of this Agreement will be interpreted and governed under Danish law. Any dispute between the Parties concerning this Agreement shall be settled in accordance with Danish law and before the Danish courts. If any provision of this Agreement as applied to any party or to any circumstance should be adjudged by the court to be void or unenforceable for any reason, the invalidity of that provision shall in no way affect (to the maximum extent permissible by law) the application of such provision under circumstances different from those adjudicated by the court, the application of any other provision of this Agreement, or the enforceability or invalidity of this Agreement as a whole. Should any provision of this Agreement become or be deemed invalid, illegal or unenforceable by reason of the scope, extent or duration of its coverage, then such provision shall be deemed amended to the extent necessary to conform to applicable law so as to be valid and enforceable or, if such provision cannot be so amended without materially altering the intention of the Parties, then such provision will be stricken and the remainder of this Agreement shall continue in full force and effect.

20.    Remedies. All rights and remedies provided pursuant to this Agreement or by law shall be cumulative, and no such right or remedy shall be exclusive of any other. A party may pursue any one or more rights or remedies hereunder, or may seek damages or specific performance in the event of another party's breach hereunder, or may pursue any other remedy by law or equity, whether or not stated in this Agreement, see however clause 21 below.

21.    Consultation. If either Party finds that the other Party has conducted a breach of this Agreement, the former Party must consult with the latter before terminating the Agreement.

22.    No Waiver. The waiver by either party of a breach of any provision of this Agreement shall not operate as, or be construed as, a waiver of any later breach of that provision.

23.    Attorneys’ Fees. To the maximum extent of applicable law, if any party to this Agreement should bring any action, suit or other proceedings against the other party hereto, or against its related individuals or entities, the losing party in such action, suit or other proceeding shall pay to the prevailing party all of the prevailing party's reasonable attorneys' fees and costs incurred in each and every such action, suit, or other proceeding, including any and all appeals or petitions.

24.    No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by the Parties or the Released Parties of liability, any wrongdoing or any violation of law.

25.    Agreement is the Product of Negotiation. This Agreement is the product of negotiation between the Parties. The Agreement is drafted by the Company, and Executive as well as Executive’s attorney have reviewed and amended the Agreement in order for it to reflect a fair compromise.

26.    Protected Communications. Nothing in this Agreement shall prohibit Executive from reporting conduct to, providing information to, or participating in any investigation or proceeding conducted by any federal or state government agency or self-regulatory organization.

27.    Counterparts. This Agreement may be executed in more than one counterparts, each of which shall be deemed an original, but all of which together shall constitute but one and the same instrument. Delivery of an executed counterpart’s signature page of this Agreement by facsimile, email in portable document format (.pdf), or by any other electronic means intended to preserve the original graphic and pictorial appearance of a document has the same effect as delivery of an executed original of this Agreement.

28.    Acknowledgment of Full Understanding. PLEASE READ CAREFULLY. THIS AGREEMENT INCLUDES A RELEASE OF ALL KNOWN AND UNKNOWN CLAIMS. EXECUTIVE ACKNOWLEDGES THAT EXECUTIVE HAS READ THIS AGREEMENT, UNDERSTANDS ITS TERMS, AND VOLUNTARILY ENTERS INTO THIS AGREEMENT. EXECUTIVE KNOWS THAT EXECUTIVE IS GIVING UP RIGHTS UNDER APPLICABLE LAWS.

COMPANY: LiqTech International A/S By: _____/s/Alexander Buehler_________ Printed Name: __Alexander Buehler_____ Address: DATE: ___May 11, 2022____________________	EXECUTIVE: Sune Mathiesen By: ___/s/Sune Mathiesen_______________ Address: DATE: ____May 10th 2022_______________